SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ X ]

Check the appropriate box:

[	]	Preliminary Proxy Statement
[	]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[	]	Definitive Proxy Statement
[ X ]		Definitive Additional Materials
[	]	Soliciting Material Under Rule 14a-12
NOVOSTE CORPORATION

(Name of Registrant as Specified in Its Charter)

STEEL PARTNERS II, L.P. STEEL PARTNERS, L.L.C. WARREN LICHTENSTEIN

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ]	No fee required.
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to

Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[	]	Fee paid previously with preliminary materials:

[	]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Steel Partners II, L.P. (“Steel”) is filing materials contained in this Schedule 14A with the Securities and Exchange Commission relating to a definitive proxy statement and accompanying proxy card to be used in connection with the special meeting of shareholders of Novoste Corporation (the “Company”) scheduled to be held on March 7, 2006 (the “Special Meeting”) to solicit votes against a proposal by the Company to adopt a plan of dissolution pursuant to which the Company will be dissolved and liquidated and a related proposal to adjourn the Special Meeting to permit further solicitation of proxies with respect to the proposal to approve and adopt the plan of dissolution.

Item 1: On February 7, 2006, Steel sent the following letter to the shareholders of the Company.

STEEL PARTNERS II, L.P.

February 7, 2006

Dear Fellow Shareholder:

Steel Partners is the largest holder of Novoste Corporation’s common stock, holding 639,914 shares which represent 15.7% of the Company’s outstanding shares. We have grown increasingly frustrated with the current Board of Directors and management team, and what we believe is their lack of a clear vision and strategy for Novoste and its shareholders.

Just months after its ill-conceived merger proposal with ONI Medical Systems was defeated, the current Board is now asking shareholders to approve a plan of liquidation. We believe that the proposed liquidation is not in the best interests of shareholders and we are urging our fellow shareholders to vote AGAINST proposals 3 and 6 on the enclosed GREEN proxy card.

STEEL PARTNERS URGES YOU TO VOTE AGAINST THE LIQUIDATION PROPOSAL AND AGAINST THE LIQUIDATION VOTE ADJOURNMENT PROPOSAL BY VOTING THE ENCLOSED GREEN PROXY CARD TODAY

With the special meeting of shareholders scheduled to be held on March 7, 2006, we do not have much time. Therefore, we are asking our fellow shareholders to vote AGAINST the liquidation proposals by signing, dating and returning the enclosed GREEN proxy card today. Working together, we, the true owners of Novoste, can prevent the current Board from taking irrational and short-sighted actions that we believe will cause irreparable damage to our investment.

We do not understand why the current Board enthusiastically embraces the proposed liquidation of our Company, even though the Company can still potentially provide significant economic benefits to all Novoste shareholders. By remaining a cash shell with no significant liabilities, we can search for an acquisition or merger partner that has the potential to trade at a multiple of earnings rather than a discount to the cash value of Novoste, as it trades today. By helping us defeat the liquidation proposals, we will be setting the stage for the removal of the current Board.

WE HAVE REQUESTED A SPECIAL MEETING OF SHAREHOLDERS TO REMOVE

AND REPLACE THE EXISTING MEMBERS OF THE NOVOSTE BOARD

Our efforts to defeat the proposed liquidation of Novoste are our first step towards forcing the removal of the incumbent Novoste Board. At the special meeting we requested which will be held on April 13, 2006, we will be asking our fellow shareholders to remove the existing Board and replace it with a new Board which holds a vision for the future of Novoste dedicated to maximizing value for all Novoste shareholders. In an attempt to spare Novoste and its shareholders the time and significant expense of holding two separate meetings, we had requested that the Board include our proposals for business at the upcoming March 7 Special Meeting.

Unfortunately, the Board has apparently concluded that the issue of wasting shareholder time and expense was not important enough to warrant serious consideration. We regret that the current Board exhibits a seemingly hostile attitude towards its own shareholders and we look forward to communicating with you when we campaign at a second meeting to remove the current Board and replace them with directors who regard shareholder value as the paramount concern. Since we first sent a letter to the Board stating we are against a liquidation, we have heard from a number of other shareholders who support our position.

YOUR VOTE IS IMPORTANT NO MATTER HOW FEW OR HOW MANY

SHARES YOU MAY OWN

At the March 7, 2006 Special Meeting, you are being asked to vote upon a liquidation proposal and a proposal to permit the Board to adjourn the meeting to essentially buy more time to solicit votes for their poorly conceived liquidation proposal. These matters appear as proposals 3 and 6 on your GREEN proxy card. We believe that these proposals are not in the best interests of Novoste shareholders and urge you to vote AGAINST proposals 3 and 6 on the enclosed GREEN proxy card.

You are also being asked to vote upon four other proposals, including: an asset sale proposal, a name change proposal, a minimum board size proposal and an asset sale vote adjournment proposal. We do not object to these proposals which appear as proposals 1, 2, 4 and 5 on your GREEN proxy card and therefore recommend a vote For those proposals.

In the coming days, we look forward to speaking with many of you as we campaign AGAINST the liquidation proposals. The March 7, 2006 Special Meeting represents the most critical event in the history of Novoste Corporation so, no matter how few or how many shares you may own, we urge you to sign, date and mail the enclosed GREEN proxy card today. If you hold your shares in a bank or brokerage firm, you may be able to vote by telephone or internet and we encourage shareholders to vote by telephone or internet if they have the option.

And remember, if you have already voted management’s blue proxy card, you can still change your vote by voting the enclosed GREEN proxy card. Only your latest dated proxy card will be counted at the Special Meeting.

If you have any questions, need assistance in filling out your GREEN proxy card, or would like to find out whether you can vote your shares by telephone or internet, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-3885 or (212) 929-5500 (call collect).

Thank you in advance for your support.

Sincerely,

STEEL PARTNERS II, L.P.

By:	Steel Partners, L.L.C.
General Partner

By:	/s/ Warren G. Lichtenstein
Name:	Warren G. Lichtenstein
Title:	Managing Member